Walter Industries, Inc. Announces First Quarter 2007 Results

- Earnings from Continuing Operations of $0.61 Per Diluted Share -

- Jim Walter Resources Produced 1.67 Million Tons of Metallurgical Coal -

- Substantial Portion of New Metallurgical Coal Contracts Settled at an Average of Approximately $101 Per Metric Ton -

TAMPA, Fla., May 2 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) today reported net income of $29.6 million, or $0.56 per diluted share for the first quarter ended March 31, 2007. Income from continuing operations for the first quarter, which excludes the discontinued operations of Crestline Homes, totaled $32.1 million, or $0.61 per diluted share, compared with income from continuing operations of $36.8 million, or $0.74 per diluted share in the first quarter last year.
"We are pleased with our first quarter 2007 results," said Walter Industries Chairman Michael T. Tokarz. "Coal production was very strong and metallurgical coal shipments improved sequentially and versus the prior-year period. In addition, our Financing business continued to perform extremely well by achieving low delinquency and foreclosure rates during the quarter."
The Company also announced that Jim Walter Resources has settled a substantial portion of its annual metallurgical coal contracts for the July 2007-to-June 2008 contract period. Based on the settlements to date, new contract pricing is expected to average approximately $101 per metric ton, FOB Port of Mobile.
"We have settled contracts with most of our major European and South American customers," said Jim Walter Resources Chief Executive Officer George R. Richmond. "Our realized prices and increases in committed tons from our customers in the coming year reinforce our well-established position that Blue Creek coal is one of the highest quality and most strategically located coking coals in the world."

First Quarter 2007 Financial Results
Net sales and revenues from continuing operations for the first quarter totaled $320.3 million, up from $313.1 million in the prior-year period, primarily stemming from higher unit selling prices at Homebuilding. In addition, average coal pricing was higher, as the prior year included lower-priced steam coal sales. These increases were partially offset by lower prepayment income at Financing and lower natural gas pricing.
Operating income from continuing operations for the first quarter totaled $61.1 million compared to $68.3 million in the first quarter 2006. Results in the current-year period primarily reflect higher expenses at Jim Walter Resources including freight, post-retirement healthcare costs and depreciation. In addition, the Company incurred $3.2 million of start-up expenses at Kodiak Mining. These unfavorable impacts were partially offset by increased profits generated from higher metallurgical coal sales volumes and strong coal production during the quarter.
Income from continuing operations for the first quarter totaled $32.1 million compared to $36.8 million in the first quarter 2006. Along with the previously noted revenue and operating income impacts, results for the current-year period also reflect a $5.1 million reduction in interest expense, primarily due to lower bank debt and the conversion of nearly all of the Company's convertible debt into equity in the fourth quarter 2006. Interest expense in the current-year period includes $2.0 million of ongoing non-cash interest on certain tax-related accruals and a $0.5 million non-cash write-off of unamortized debt expense due to the optional prepayment of bank term debt. In addition, income tax expense in the current-year period includes a $4.4 million write-off of certain deferred tax assets that are no longer considered realizable.

First Quarter Results by Operating Group

Natural Resources & Sloss
Natural Resources, which includes the operations of Jim Walter Resources and Kodiak Mining, reported revenues of $170.2 million in the first quarter, up slightly versus the same period last year. Prices for metallurgical coal were lower in the current quarter; however, average coal sales prices were higher due to the elimination of lower-priced steam coal sales from the prior-year period. Coal sales volumes declined slightly and natural gas prices were lower versus last year's first quarter, partially offsetting the higher average coal pricing.
Natural Resources reported operating income of $56.4 million in the first quarter, compared to $63.9 million in the prior-year period. Results in the current-year period include $2.3 million in increased freight costs, $2.1 million in higher post-retirement healthcare costs, $2.0 million in higher depreciation expense, as well as previously mentioned start-up expenses at Kodiak. In addition, Jim Walter Resources incurred $2.7 million of incremental expenses related to the new labor contract with the United Mine Workers of America (UMWA), which was more than offset by positive volume variances due to strong production performance at both Mine Nos. 4 and 7 in the current quarter. The unfavorable impacts were also partially offset by increased profits on higher metallurgical coal sales volumes.
Jim Walter Resources sold 1.5 million tons of metallurgical coal during the first quarter at an average price of $100.34 per short ton FOB port, compared to 1.2 million tons of metallurgical coal at an average price of $112.70 per ton during the same period last year. During the current quarter, average realized sales prices were negatively impacted by approximately $2.3 million, or $1.50 per short ton, of increased demurrage charges primarily resulting from delays caused by dredging activity at the Port of Mobile late in the quarter.
The natural gas operation sold 1.9 billion cubic feet of gas at an average price of $7.92 per thousand cubic feet in the first quarter 2007. Natural gas volumes were up slightly on strong production from Mine Nos. 4 and 7, offsetting the reduction of gas production from Mine No. 5. Natural gas prices realized in the current-year period include the benefit of hedging approximately 33 percent of production at an average price of $10.28 per thousand cubic feet, compared with approximately 76 percent of production hedged in the prior-year period at an average of $9.29. Realized market prices in the current-year period averaged $6.71 per thousand cubic feet versus $8.82 in the prior-year period.
Jim Walter Resources produced 1.7 million tons of coal at Mine Nos. 4 and 7 in the quarter, up 0.5 million tons sequentially and up 0.1 million tons versus the first quarter 2006 on a comparable mine basis. Production in the prior-year period included 0.3 million tons from Mine No. 5, which ceased operations in December 2006 as planned. Average coal production costs at Mine Nos. 4 and 7 of $39.82 per ton rose $5.21 per ton versus the prior-year period, primarily as a result of higher labor costs. Increased labor costs were driven by the impacts of the new UMWA contract and the increased personnel required to develop Mine No. 7's 'Southwest A' panel. Higher labor costs were partially offset by the elimination of Mine No. 5's higher-cost operation and volume improvements at Mine Nos. 4 and 7.
Sloss Industries generated first quarter revenues of $32.8 million, down $0.5 million from the prior-year period, and operating income of $1.3 million, down $0.9 million from the prior-year period. Sloss' results for the quarter reflect slightly higher coke volumes which were more than offset by lower pricing as well as higher selling, general and administrative costs.

Financing & Homebuilding
The Financing and Homebuilding group reported combined revenues of $115.9 million for the first quarter 2007, compared to $111.3 million in the prior-year period. The $4.6 million increase was primarily due to higher average on-your-lot selling prices at Homebuilding, partially offset by lower prepayment income at Financing.
Combined operating income was $7.9 million for the quarter, compared to operating income of $8.1 million in last year's first quarter. Operating income for the quarter reflects a $1.1 million reduction in prepayment income, $1.3 million in higher stock option expenses and a $0.6 million increase in provision for losses on instalment notes. Approximately $0.5 million of the increase in provision for losses is the result of portfolio growth. These unfavorable impacts were partially offset by improved gross margins at Homebuilding.
Financing continued its strong financial performance in the first quarter as delinquencies on the mortgage portfolio were 3.4 percent at March 31, 2007, an improvement of 100 basis points from Dec. 31, 2006 and 30 basis points compared to March 31, 2006. In addition, foreclosures declined 18 percent and "Real Estate Owned" inventory was 11 percent lower on a quarter-over-quarter basis.
At Homebuilding, on-your-lot completions totaled 634 units in the first quarter, down 3 percent versus the same period last year. Average on-your-lot net selling prices increased 16.3 percent over the prior-year period to $98,000. For the current period, new sales orders, net of cancellations, were 656, up 26.2 percent compared to the first quarter last year.
"Our delinquency rates are at historical low levels, despite troubles elsewhere in the subprime lending industry, primarily as a result of our consistent underwriting and strong mortgage servicing platform," said Financing and Homebuilding Chief Executive Officer Mark J. O'Brien. "We continue to make progress at Homebuilding, which generated a 330 basis-point improvement in gross margins and a more than 26 percent increase in net new sales orders."

Other
Results in the "Other" segment, comprised of the Company's corporate expenses and land subsidiaries, improved by approximately $0.8 million in the first quarter, driven by lower salaries expense and professional fees, partially offset by higher stock option expenses.

Conference Call Web cast
Members of the Company's leadership team will discuss Walter Industries' first quarter 2007 results, its business drivers for the balance of 2007 and other general business matters during a conference call and live Web cast to be held on Thursday, May 3, 2007, at 10 a.m. Eastern Daylight Time. To listen to the event live or in archive, visit the Company Web site at www.walterind.com.

About Walter Industries
Walter Industries, Inc., based in Tampa, Fla., is a leading producer and exporter of metallurgical coal for the global steel industry and also produces steam coal, coal bed methane gas, furnace and foundry coke and other related products. The Company also operates a mortgage financing and affordable homebuilding business. The Company has annual revenues of approximately $1.3 billion and employs approximately 2,800 people. For more information about Walter Industries, please visit the Company Web site at www.walterind.com.

Safe Harbor Statement
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, changes in law, potential changes in the mortgage-backed capital markets, and general changes in economic conditions. Those risks also include the timing of and ability to execute any strategic actions that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in Thousands)
Unaudited
	For the three months
	ended March 31,
	2007	2006
Net sales and revenues:
Net sales	$259,387	$254,474
Interest income on instalment notes	49,565	50,530
Miscellaneous	11,342	8,070
	320,294	313,074
Costs and expenses:
Cost of sales (exclusive of depreciation)	171,640	163,792
Depreciation	10,630	8,434
Selling, general and administrative	37,451	35,174
Provision for losses on instalment notes	2,897	2,305
Postretirement benefits	6,332	4,407
Interest expense - mortgage-
backed/asset-backed notes	29,771	29,976
Interest expense - corporate debt	7,347	12,469
Amortization of intangibles	478	697
	266,546	257,254
Income from continuing operations
before income tax expense	53,748	55,820
Income tax expense (1)	21,613	19,070
Income from continuing operations	32,135	36,750
Discontinued operations (2)	(2,510)	(1,451)
Net income	$29,625	$35,299

Basic income per share:
Income from continuing operations	$0.62	$0.90
Discontinued operations	(0.05)	(0.04)

Net income	$0.57	$0.86

Weighted average number of shares outstanding	52,012,638	40,881,505
Diluted income per share:
Income from continuing operations	$0.61	$0.74
Discontinued operations	(0.05)	(0.03)

Net income	$0.56	$0.71

Weighted average number of diluted
shares outstanding	52,512,615	50,980,570

(1)	Income tax expense for the three months ended March 31, 2007 includes a $4.4 million write-off of certain deferred tax assets no longer considered realizable.

(2)
In the first quarter of 2007, the Company decided to exit the modular home manufacturing business. As a result, the operating results of Crestline Homes have been classified as discontinued operations for the three months ended March 31, 2007 and 2006. The three months ended March 31, 2006 also includes the results of Mueller Water Products, which was spun-off to shareholders in December 2006.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
RESULTS BY OPERATING SEGMENT
($ in Thousands)
Unaudited
	For the three months
	ended March 31,
	2007	2006
NET SALES AND REVENUES:
Natural Resources	$170,175	$169,098
Sloss	32,801	33,285
Natural Resources and Sloss	202,976	202,383
Financing	53,747	56,019
Homebuilding (1)	62,133	55,288
Financing and Homebuilding Group	115,880	111,307
Other	3,518	3,163
Consolidating Eliminations	(2,080)	(3,779)
	$320,294	$313,074
OPERATING INCOME (LOSS) FROM
CONTINUING OPERATIONS:
Natural Resources	$56,441	$63,925
Sloss	1,306	2,182
Natural Resources and Sloss	57,747	66,107
Financing	10,571	12,992
Homebuilding (1)	(2,678)	(4,851)
Financing and Homebuilding Group	7,893	8,141
Other	(4,545)	(5,314)
Consolidating Eliminations	-	(645)
Operating income from continuing
operations	61,095	68,289
Corporate debt interest expense	(7,347)	(12,469)
Income from continuing operations
before income tax expense	$53,748	$55,820

(1)	Excludes Crestline Homes, which is classified as discontinued operations, pending the sale of this business.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Unaudited

	For the three months ended March 31,
	2007	2006
Operating Data:
Jim Walter Resources
Tons sold by type (in thousands):
Metallurgical coal, contracts	1,426	1,245
Purchased metallurgical coal	96	-
Steam coal	-	298
	1,522	1,543
Average sale price per short ton:
Metallurgical coal, contracts	$100.34	$112.70
Steam coal	$-	$35.38
Total	$100.34	$97.78
Tons sold by mine (in thousands):
Mine No.4	630	856
Mine No.7	782	516
Subtotal	1,412	1,372
Mine No.5(1)	14	171
Total	1,426	1,543
Coal cost of sales (exclusive of depreciation):
Mine No.4 per ton	$48.89	$48.48
Mine No.7 per ton	$53.29	$49.89
Mines No. 4 and No. 7 per ton average	$51.33	$49.01
Mine No.5 per ton (1)	$57.98	$83.31
Total average	$51.39	$52.80
Idle mine costs ($ in thousands) (2)	$-	$200
Other costs ($ in thousands) (3) (4)	$12,777	$2,647
Tons of coal produced (in thousands)
Mine No.4	789	770
Mine No.7	883	779
Subtotal	1,672	1,549
Mine No.5	-	266
Total	1,672	1,815
Coal production costs per ton: (5)
Mine No.4	$37.32	$34.43
Mine No.7	$42.05	$34.79
Mines No. 4 and No. 7 average	$39.82	$34.61
Mine No.5	$-	$61.53
Total average	$39.82	$38.56
Natural gas sales, in mmcf (in thousands)	1,863	1,831
Natural gas average sale price per mmcf	$7.92	$9.29
Natural gas cost of sales per mmcf	$2.76	$3.24

(1)	Mine No. 5 ceased production in December 2006 as planned. Sales and cost amounts in 2007 resulted from the sale of residual inventory on hand at December 31, 2006.

(2)	Idle mine costs are charged to period expense when incurred.

(3)	Consists of charges (credits) not directly allocable to a specific mine and cost related to purchased coal.

(4)	The three months ended March 31, 2007 includes $8.2 million of purchased coal.

(5)
Coal production costs per ton are a component of inventoriable costs, including depreciation. Other costs of sales not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties and Black Lung excise taxes.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Unaudited
	For the three months
	ended March 31,
	2007	2006
Operating Data (continued):
Sloss Industries
Furnace and foundry coke tons sold	108,955	101,010
Furnace and foundry coke average sale
price per ton	$216.55	$222.71
Fiber tons sold	25,152	24,976
Fiber price per ton	$266.79	$261.44
Financing
Delinquencies, as of period end	3.4%	3.7%
Prepayment speeds	8.1%	9.1%
Homebuilding (excluding Crestline)
New sales contracts	740	648
Cancellations	84	128
Unit completions	634	654
Average sale price	$98,000	$84,300
Ending backlog of homes	1,535	1,916
Depreciation ($ in thousands):
Natural Resources	$7,800	$5,845
Sloss	916	940
Financing	281	342
Homebuilding	1,234	1,082
Other	399	225
	$10,630	$8,434
Capital expenditures ($ in thousands):
Natural Resources	$21,897	$24,148
Sloss	2,120	2,034
Financing	31	44
Homebuilding	1,240	1,200
Other	239	504
	$25,527	$27,930

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in Thousands)
Unaudited
	March 31,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$100,902	$127,369
Short-term investments, restricted	84,306	90,042
Instalment notes receivable, net of
allowance of $12,640 and
$13,011, respectively	1,803,732	1,779,697
Receivables, net	75,563	85,094
Inventories	113,896	105,527
Prepaid expenses	27,360	29,727
Property, plant and equipment, net	324,908	310,163
Other long-term assets	135,561	135,274
Goodwill	10,895	10,895
Assets of discontinued operations	10,977	10,327
	$2,688,100	$2,684,115
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$67,635	$62,323
Accrued expenses	70,857	94,930
Accrued interest on debt	15,460	17,053
Debt:
Mortgage-backed/asset-backed notes	1,737,168	1,736,706
Corporate debt	220,979	249,491
Accumulated postretirement benefits
obligation	331,172	330,241
Other long-term liabilities	212,554	189,458
Liabilities of discontinued
operations	3,836	2,005
Total liabilities	2,659,661	2,682,207
Stockholders' equity	28,439	1,908
	$2,688,100	$2,684,115

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2007
($ in Thousands)
Unaudited
			Capital in
		Common	Excess of	Comprehensive
	Total	Stock	Par Value	Income
Balance at December 31, 2006	$1,908	$728	$757,699
Adjustment to initially apply FIN
No. 48 (1)	(4,421)
Adjusted balance at January 1, 2007	$(2,513)	$728	$757,699
Comprehensive income:
Net income	29,625			$29,625
Other comprehensive income (loss),
net of tax:
Amortization of prior service cost
and actuarial loss on post-
retirement benefits obligation	2,025			2,025
Net unrealized loss on hedges	(2,304)			(2,304)
Comprehensive income				$29,346
Retirement of treasury stock	-	(208)	(259,901)
Stock issued upon the exercise of
stock options	219		219
Tax benefit on the exercise of stock
options	1,062		1,062
Dividends paid, $0.05 per share	(2,606)		(2,606)
Stock-based compensation	3,723		3,723
Other	(792)
Balance at March 31, 2007	$28,439	$520	$500,196

(1)
The Company adopted FIN No. 48, "Accounting for Uncertainty in Income Taxes," as required on January 1, 2007. Upon adoption, the Company recognized a $4.4 million increase to the beginning accumulated deficit to reflect a necessary increase to the accrual for uncertain tax positions.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2007
($ in Thousands)
Unaudited
			Accumulated
			Other
			Comprehensive
	Accumulated	Treasury	Income
	Deficit	Stock	(Loss)
Balance at December 31, 2006	$(398,564)	$(259,317)	$(98,638)
Adjustment to initially apply FIN
No. 48 (1)	(4,421)
Adjusted balance at January 1, 2007	$(402,985)	$(259,317)	$(98,638)
Comprehensive income:
Net income	29,625
Other comprehensive income (loss),
net of tax:
Amortization of prior service cost
and actuarial loss on post-
retirement benefits obligation			2,025
Net unrealized loss on hedges			(2,304)
Comprehensive income
Retirement of treasury stock		260,109
Stock issued upon the exercise of
stock options
Tax benefit on the exercise of stock
options
Dividends paid, $0.05 per share
Stock-based compensation
Other		(792)
Balance at March 31, 2007	$(373,360)	$-	$(98,917)

(1)
The Company adopted FIN No. 48, "Accounting for Uncertainty in Income Taxes," as required on January 1, 2007. Upon adoption, the Company recognized a $4.4 million increase to the beginning accumulated deficit to reflect a necessary increase to the accrual for uncertain tax positions.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
$ in Thousands
Unadited

	For the three months ended March 31,
	2007	2006
OPERATING ACTIVITIES
Net income	$29,625	$35,299
Loss from discontinued operations	2,510	1,451
Income from continuing operations	32,135	36,750
Adjustments to reconcile income from
continuing operations to net cash
provided by operations:
Provision for losses on instalment
notes receivable	2,897	2,305
Depreciation	10,630	8,434
Provision for deferred income taxes	21,613	15,922
Other	1,060	3,742
Decrease (increase) in assets:
Receivables	10,535	(24,937)
Inventories	(8,369)	(1,673)
Prepaid expenses	3,078	4,049
Instalment notes receivable, net	(20,540)	(4,112)
Increase (decrease) in liabilities:
Accounts payable	4,255	(560)
Accrued expenses	(24,195)	(6,720)
Accrued interest	(1,593)	(360)
Cash flows provided by operating
activitiies	31,506	32,840
INVESTING ACTIVITIES
Purchases of loans	(18,107)	(39,120)
Principal payments received on
purchased loans	11,715	7,970
Decrease in short-term investments,
restricted	5,736	40,131
Additions to property, plant and
equipment	(25,527)	(27,930)
Other	26	288
Acquisitions, net of cash acquired	-	10,500
Cash flows used in investing
activities	(26,157)	(8,161)
FINANCING ACTIVITIES
Issuances of mortgage-backed/asset-
backed notes	59,250	-
Payments of mortgage-backed/asset-
backed notes	(58,816)	(66,781)
Retirements of corporate debt	(28,512)	(103,781)
Dividends paid	(2,606)	(1,568)
Tax benefit on the exercise of
employee stock options	1,062	4,051
Issuance of common stock	-	168,829
Other	326	11,654
Cash flows provided by (used in)
financing activities	(29,296)	12,404
Cash flows provided by (used in)
continuing operations	$(23,947)	$37,083
CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows used in operating
activities	$(2,510)	$(6,306)
Cash flows used in investing
activities	-	(28,536)
Cash flows provided by financing
activities	-	6,579
Cash flows used in discontinued
operations	$(2,510)	$(28,263)
Net increase (decrease) in cash and
cash equivalents	$(26,457)	$8,820
Cash and cash equivalents at
beginning of period	$127,369	$64,424
Add: Cash and cash equivalents of
discontinued operations at beginning
of period	1	72,972
Net increase (decrease) in cash and
cash equivalents	(26,457)	8,820
Less: Cash and cash equivalents of
discontinued operations at end of
period	11	50,885
Cash and cash equivalents at end of
period	$100,902	$95,331

SOURCE Walter Industries, Inc.
-0- 05/02/2007
/CONTACT: Investor Contact, Mark H. Tubb, Vice President - Investor Relations, +1-813-871-4027, or mtubb@walterind.com; or Media Contact, Michael A. Monahan, Director - Corporate Communications, +1-813-871-4132, or mmonahan@walterind.com /
/First Call Analyst: /
/FCMN Contact: jadkins@walterind.com /
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